CareView Communications, Inc. 8-K

Exhibit 10.89
BINDING TERM SHEET
FOR THE HEALTHCOR PARTNERS
SENIOR CONVERTIBLE NOTE INVESTMENT IN
CAREVIEW COMMUNICATIONS, INC.

JANUARY 9, 2011

This Binding Term Sheet summarizes the principal terms of the HCP Senior Convertible Note investment in CareView Communications, Inc., a Nevada corporation (the “Company”). This Binding Term Sheet is subject to certain customary closing conditions defined below.  This Term Sheet shall be governed in all respects by the laws of the State of Delaware.

OFFERING TERMS
Proposed Closing Date:	No later than January 31, 2012 (the “Closing”).

Investors:	HealthCor Partners Management, L.P., on behalf of certain affiliated funds (collectively, “HCP”).

Type and Amount of Investment:	$5,000,000 of a Senior Convertible Note (the “New Senior Convertible Note”).

Maturity:	10 years following the issuance of the New Senior Convertible Note.

Interest:
The New Senior Convertible Note shall bear interest accordingly:

During years 1-5 (the “First Five Year Note Period”), interest will be payable (on a cumulative basis) by the issuance of additional convertible debt (a “PIK”) with the same terms as the $20 million initial Senior Convertible Notes issued April 21, 2011, as amended December 20, 2011, at an interest rate of 12.5%, compounded quarterly.

During years 6-10 (the “Second Five Year Note Period,” and together with the First Five Year Note Period, the “Five Year Note Periods”), interest may be paid in cash or as a continuation of the cumulative PIK (at the Company’s option), at an annual interest rate of 10.0%, compounded quarterly.

Interest shall be calculated and payable on a quarterly basis in arrears.

Notwithstanding the foregoing, during the existence of an event of default, the then applicable interest rate will be increased by 5%.

Interest Acceleration:	Same as initial $20 million investment, as amended (i.e., two ‘five-year’ periods).

Optional Conversion:	Same as initial $20 million investment, as amended.

Call Provision:	None

Put Provision:	None

Forced Conversion Provision:	None

Covenants:	Same as initial $20 million security, as amended.

Events of Default	Same as initial $20 million security, as amended.

Security:	This $5 million security will be pari passu with HCP’s existing $20 million security and have the same security rights.

Warrants:	None.

Preemptive Rights:	Same as initial $20 million investment, as amended.

Representations and Warranties:	Standard representations and warranties by the Company.

Registration Rights:	Same as initial $20 million investment, as amended.

Conditions to Close:
Conditions to Closing shall be mutually satisfactory final documentation and the lack of: (i) a Company material adverse change (“MAC”), (ii) new information that is deemed highly unfavorable to the Company or (iii) a Market MAC.  HCP shall use good faith in determining what events or information would be considered to fall under any of the conditions outlined in the previous sentence.

Use of Proceeds:
Use of proceeds is intended to enable the Company to (i) recruit and employ executives and sales personnel with experience in the healthcare/hospital space to establish contracts and pilot programs with hospitals, (ii) expand its intellectual property portfolio, and (iii) for general working capital purposes.

No-Shop / Confidentiality:
This term sheet is binding on the part of the Company and HCP.  The Company agrees that it will not, from the date these terms are accepted until February 29, 2012, take any action to solicit, initiate, encourage or assist the submission of, or engage or enter into any negotiations, discussions or agreements with respect to, any proposal, negotiation or offer from any person or entity other than HCP relating to the sale or issuance of any of any security of the Company and shall notify HCP promptly of any inquiries by any third parties in regards to the foregoing.  The Company will not disclose the terms of this Term Sheet to any person other than officers, members of the Board of Directors, and the Company’s accountants and attorneys and other potential investors acceptable to HCP, without the written consent of HCP or except as required by law.

Expenses:	The Company will bear the reasonable legal fees and other out-of-pocket expenses of HCP with respect to the transaction.

EXECUTED this 9th  day of January 2012.

HealthCor Partners Management, L.P.

By: HealthCor Partners Management GP, LLC, its general partner

By:	/s/ Jeffrey C. Lightcap
Name:	Jeffrey C. Lightcap
Title:	Senior Managing Director
Date:	January 9, 2012

CareView Communications, Inc.

By:	/s/ Steve Johnson
Name:	Steven Johnson
Title:	President & COO
Date:	January 9, 2012